We have issued our report dated March 7, 1996, accompanying the consolidated financial statements included in the Annual Report of CHS Electronics, Inc. on Form 10-K for the year ended December 31, 1996. We hereby consent to the incorporation by reference of said report in the Registration Statement of CHS Electronics, Inc. on Form S-8 (File No. 33-96160, filed August 24, 1995).

GRANT THORNTON LLP

Miami, Florida
March 7, 1996